Exhibit 99.1
                                           Contact:  Paul A. McCraven
                                           NewAlliance Bancshares, Inc.
                                           203-789-2767


FOR IMMEDIATE RELEASE



      NEWALLIANCE BANCSHARES, INC. RECEIVES FINAL APPROVALS
         TO COMPLETE STOCK OFFERING, CONVERSION OF NHSB,
         AND ACQUISITIONS OF CONNECTICUT BANCSHARES, INC.
            AND ALLIANCE BANCORP OF NEW ENGLAND, INC.


NEW HAVEN, CT, March 30, 2004 - NewAlliance Bancshares, Inc. (the "Company") announced today that it has received final regulatory approvals from the Connecticut Department of Banking and Federal Deposit Insurance Corporation to complete its stock offering in connection with the conversion of New Haven Savings Bank (NHSB). The Company is a new Delaware corporation that will serve as the stock holding company of NHSB following the conversion. New Haven Savings Bank is changing its name to NewAlliance Bank. In addition, the Company has received final regulatory approvals to complete its acquisitions of Connecticut Bancshares, Inc. (NASDAQ: SBMC), the holding company of Savings Bank of Manchester; and Alliance Bancorp of New England, Inc. (AMEX: ANE), the holding company of Tolland Bank - located in Manchester and Vernon, Connecticut, respectively. In addition, the shareholders of Connecticut Bancshares, Inc. approved the acquisition on March 30, 2004. The shareholders of Alliance Bancorp of New England, Inc. approved the acquisition on March 18, 2004.

The closing of the conversion and two acquisitions is expected to be effective at the end of business on April 1, 2004. Shares of the Company are expected to begin trading Friday, April 2, 2004 on the NASDAQ
National Market, under the symbol "NABC".

The Company sold 102,493,750 shares of common stock at $10.00 per share in the conversion offering, and will issue 4,000,000 shares of common stock to the NewAlliance Foundation. The offering was oversubscribed and stock allocations were made in accordance with applicable law. No subscribers other than eligible account holders at June 30, 2002 will receive shares. Due to the oversubscription, some subscribing eligible account holders may receive fewer shares than they requested. Stock certificates are expected to be mailed to investors on or about April 2, 2004. Eligible account holders may obtain their allocation information by calling the Stock Information Center at 1-866-926-6222. The Bank's Employee Stock Ownership Plan was not able to purchase stock in the offering but intends to purchase in the after market up to 7% of the shares sold in the offering and issued to the NewAlliance Foundation, or 7,454,503 shares. The subscription offering was managed by Ryan Beck Co., Inc.

Shareholders of Connecticut Bancshares, Inc. as of the close of trading on April 1, 2004 will receive $52.00 in cash for each share of Connecticut Bancshares, Inc. stock owned at that date, for total consideration of $610.6 million. Sheila B. Flanagan and Eric A.
Marziali, directors of Connecticut Bancshares, Inc. will be joining the NewAlliance Boards of Directors.

Shareholders of Alliance Bancorp of New England, Inc. as of the close of trading on April 1, 2004 will receive approximately 7,665,200 shares of common stock of the Company and approximately $190,150 in cash. Shareholders who elected to receive all stock, indicated "No Preference" or did not submit an election form will receive 2.501 shares of common stock of the Company for each of their Alliance shares. Cash will be issued in lieu of fractional shares at the $10.00 offering price of NewAlliance stock. Shareholders who made a cash election for their Alliance shares will receive cash of $25.01 per Alliance share. Joseph
H. Rossi, President and Chief Executive Officer of Alliance Bancorp of New England, Inc. will be joining the NewAlliance Boards of Directors.

Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bancshares, Inc. and NewAlliance Bank, stated "We are very pleased at the overwhelming financial support for our conversion from our depositors, and that the shareholders of Connecticut Bancshares and Alliance Bancorp have voted their support for our acquisitions. We look forward to bringing together the financial, physical and human resources of the three banks for the benefit of our shareholders, our customers, our employees and our communities."

New Haven Savings Bank is a state-chartered savings bank serving the greater New Haven area with 36 branches and $2.5 billion in assets. When NHSB is combined with the banking subsidiaries of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. to form NewAlliance Bank, it will be the second largest savings bank and the fifth largest bank in Connecticut with 74 branches, $6.2 billion in assets, $3.8 billion in deposits and equity of approximately $1.4 billion.

This news release contains certain forward-looking statements about the proposed conversion and acquisitions. These include statements regarding the anticipated commencement date of the offering amount and the anticipated consummation date of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering or acquisitions, difficulties in integrating the acquisitions, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the companies are engaged in the securities markets.